                                             Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Third Quarter 2022 Results
•GAAP and adjusted EPS for the quarter of $0.41 and $0.43 per diluted share, respectively
•Revenue increased 8% sequentially due to strong customer demand and improved pricing
•Adjusted EBITDA increased 10% sequentially
•Oil & Gas segment contribution margin increased 10% sequentially
•Industrial & Specialty Products segment contribution margin increased 1% sequentially
•Repurchased $50 million of debt at a discount to par using cash on hand in October

Katy, Texas, October 28, 2022 – U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and the leading last-mile logistics provider to the oil and gas industry, today announced net income of $32.1 million, or $0.41 per diluted share, for the third quarter ended September 30, 2022. The third quarter results were negatively impacted by $2.1 million pre-tax, or $0.02 per diluted share after-tax, of charges primarily related to merger and acquisition related expenses and optimization costs, partially offset by the gain on extinguishment of debt, resulting in adjusted EPS (a non-GAAP measure) of $0.43 per diluted share.
These results compared with a net income of $22.9 million, or $0.29 per diluted share, for the second quarter of 2022, which were negatively impacted by $2.4 million pre-tax, or $0.03 per diluted share after-tax, of charges primarily related to merger and acquisition related expenses and facility closure costs, resulting in adjusted earnings per diluted share of $0.32.
Bryan Shinn, Chief Executive Officer, commented, "We delivered another exceptional quarter, resulting in our strongest quarterly financial performance in the last four years. These results were driven by continued robust customer demand in both business segments and outstanding execution by our talented team. We enjoyed a full quarter of price increases to fight inflationary impacts in our Industrial & Specialty Products segment, realized greater contract coverage at improved prices in sand proppant, and delivered further margin expansion in SandBox last-mile-logistics. This resulted in sequentially higher revenue, earnings, and strong cash generation across the Company, affording us the opportunity to repurchase an additional $50 million of debt earlier this month. So far this year, we have used our strong cash flow generation to repurchase a total of $150 million of debt and expect to generate meaningful operating cash flow in the fourth quarter and in 2023, which should further strengthen our balance sheet and help us achieve our objective of reducing net debt."
Third Quarter 2022 Highlights
Total Company
•Revenue of $418.8 million for the third quarter of 2022 increased 8% compared with $388.5 million in the second quarter of 2022 and increased 57% when compared with the third quarter of 2021.
•Overall tons sold of 4.624 million for the third quarter of 2022 decreased 1% compared with 4.652 million tons sold in the second quarter of 2022 and increased 16% when compared with the third quarter of 2021.
•Contribution margin of $131.8 million for the third quarter of 2022 increased 7% compared with $123.3 million in the second quarter of 2022 and increased 98% when compared with the third quarter of 2021.
•Adjusted EBITDA of $102.7 million for the third quarter of 2022 increased 10% compared with $93.8 million in the second quarter of 2022 and increased 158% when compared with the third quarter of 2021.

Oil & Gas
•Revenue of $267.5 million for the third quarter of 2022 increased 10% when compared with $244.2 million in the second quarter of 2022 and increased 89% when compared with the third quarter of 2021.
•Tons sold of 3.498 million for the third quarter of 2022 decreased 1% compared with 3.528 million tons sold in the second quarter of 2022 and increased 20% when compared with the third quarter of 2021.
•Segment contribution margin of $85.3 million, or $24.38 per ton, increased 10% when compared with $77.4 million in the second quarter of 2022 and increased 232% when compared with the third quarter of 2021.

Industrial & Specialty Products (ISP)
•Revenue of $151.4 million for the third quarter of 2022 increased 5% compared with $144.3 million in the second quarter of 2022 and increased 21% when compared with the third quarter of 2021.
•Tons sold of 1.126 million for the third quarter of 2022 were relatively flat when compared with 1.124 million tons sold in the second quarter of 2022 and increased 5% when compared with the third quarter of 2021.
•Segment contribution margin of $46.5 million, or $41.32 per ton, for the third quarter of 2022 increased 1% compared with $45.9 million in the second quarter of 2022 and increased 13% when compared with the third quarter of 2021.

Capital Update
As of September 30, 2022, the Company had $267.1 million in cash and cash equivalents and total debt was $1.112 billion. The Company's $100.0 million Revolver had zero drawn, with $21.1 million allocated for letters of credit, and availability of $78.9 million. During the third quarter of 2022, the Company generated $66.3 million in cash flow from operations and capital expenditures in the third quarter totaled $11.1 million.
Outlook and Guidance
Looking forward to the fourth quarter, the Company's two business segments remain well positioned in their respective markets. The Company has a strong portfolio of industrial and specialty products that serve numerous essential, high growth and attractive end markets, supported by a robust pipeline of new products under development. The Company also expects growth in its underlying base business, coupled with pricing increases and surcharges to continue to fight inflationary impacts.
The oil and gas industry is progressing through what is anticipated to be a multi-year growth cycle. Strength in both WTI crude oil and natural gas prices are promising for an active well completions environment throughout the remainder of 2022 and into 2023.
The Company remains focused on generating free cash flow and de-levering the balance sheet and intends on being operating cash flow positive in 2022, keeping an estimated $40-$50 million of capital expenditures within operating cash flow.
Conference Call
U.S. Silica will host a conference call for investors today, October 28, 2022 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, Chief Executive Officer and Don Merril, Executive Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors- Events & Presentations" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13733714. The replay will be available through November 28, 2022.
About U.S. Silica
U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 122-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 600 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 28 operating mines and processing facilities and is headquartered in Katy, Texas.

Forward-looking Statements
This third quarter 2022 earnings release, as well as other statements we make, contain "forward-looking statements" within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "will," "should," "could," "can have," "likely" and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, technological innovations, the impacts of COVID-19 on the Company's operations, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; heightened levels of inflation and rising interest rates; the effect of the COVID-19 pandemic on markets the Company serves; supply chain and logistics constraints for our company and our customers, fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; changes in oil and gas inventories; general economic, political and business conditions in key regions of the world including the ongoing conflict between Russia and Ukraine; pricing pressure; cost inflation; weather and seasonal factors; the cyclical nature of our customers' business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Total sales	$418,813	$388,513	$267,298
Total cost of sales (excluding depreciation, depletion and amortization)	291,520	268,896	207,448
Operating expenses:
Selling, general and administrative	33,933	34,817	30,956
Depreciation, depletion and amortization	34,500	34,715	39,981
Goodwill and other asset impairments	—	—	11
Total operating expenses	68,433	69,532	70,948
Operating income (loss)	58,860	50,085	(11,098)
Other (expense) income:
Interest expense	(20,174)	(17,430)	(17,796)
Other income, net, including interest income	3,576	2,099	2,580
Total other expense	(16,598)	(15,331)	(15,216)
Income (loss) before income taxes	42,262	34,754	(26,314)
Income tax (expense) benefit	(10,259)	(11,919)	6,140
Net income (loss)	$32,003	$22,835	$(20,174)
Less: Net loss attributable to non-controlling interest	(68)	(73)	(179)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$32,071	$22,908	$(19,995)

Earnings (loss) per share attributable to U.S. Silica Holdings, Inc.:
Basic	$0.42	$0.30	$(0.27)
Diluted	$0.41	$0.29	$(0.27)
Weighted average shares outstanding:
Basic	75,587	75,508	74,523
Diluted	77,770	77,966	74,523
Dividends declared per share	$—	$—	$—

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	September 30, 2022	December 31, 2021

ASSETS
Current Assets:
Cash and cash equivalents	$267,133	$239,425
Accounts receivable, net	236,231	202,759
Inventories, net	143,198	115,713
Prepaid expenses and other current assets	24,658	18,018
Total current assets	671,220	575,915
Property, plant and mine development, net	1,190,957	1,258,646
Lease right-of-use assets	47,425	42,241
Goodwill	185,649	185,649
Intangible assets, net	143,105	150,054
Other assets	9,239	7,095
Total assets	$2,247,595	$2,219,600
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$222,665	$167,670
Current portion of operating lease liabilities	19,255	14,469
Current portion of long-term debt	22,770	18,285
Current portion of deferred revenue	14,095	4,247
Income tax payable	1,660	1,200
Total current liabilities	280,445	205,871
Long-term debt, net	1,089,713	1,193,135
Deferred revenue	17,124	16,494
Liability for pension and other post-retirement benefits	34,789	32,935
Deferred income taxes, net	53,135	44,774
Operating lease liabilities	69,269	75,130
Other long-term liabilities	34,622	37,178
Total liabilities	1,579,097	1,605,517
Stockholders’ Equity:
Preferred stock	—	—
Common stock	853	845
Additional paid-in capital	1,230,293	1,218,575
Retained deficit	(382,674)	(429,260)
Treasury stock, at cost	(185,657)	(186,294)
Accumulated other comprehensive (loss) income	(2,816)	349
Total U.S. Silica Holdings, Inc. stockholders’ equity	659,999	604,215
Non-controlling interest	8,499	9,868
Total stockholders' equity	668,498	614,083
Total liabilities and stockholders’ equity	$2,247,595	$2,219,600

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Sales:
Oil & Gas Proppants	$267,461	$244,246	$141,848
Industrial & Specialty Products	151,352	144,267	125,450
Total sales	418,813	388,513	267,298
Segment contribution margin:
Oil & Gas Proppants	85,295	77,353	25,723
Industrial & Specialty Products	46,526	45,915	41,003
Total segment contribution margin	131,821	123,268	66,726
Operating activities excluded from segment cost of sales	(4,528)	(3,651)	(6,876)
Selling, general and administrative	(33,933)	(34,817)	(30,956)
Depreciation, depletion and amortization	(34,500)	(34,715)	(39,981)
Goodwill and other asset impairments	—	—	(11)
Interest expense	(20,174)	(17,430)	(17,796)
Other income, net, including interest income	3,576	2,099	2,580
Income tax (expense) benefit	(10,259)	(11,919)	6,140
Net income (loss)	$32,003	$22,835	$(20,174)
Less: Net loss attributable to non-controlling interest	(68)	(73)	(179)
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$32,071	$22,908	$(19,995)

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$32,071	$22,908	$(19,995)
Total interest expense, net of interest income	19,495	17,278	17,778
Provision for taxes	10,259	11,919	(6,140)
Total depreciation, depletion and amortization expenses	34,500	34,715	39,981
EBITDA	96,325	86,820	31,624
Non-cash incentive compensation (1)	4,826	5,295	5,450
Post-employment expenses (excluding service costs) (2)	(535)	(744)	(2,140)
Merger and acquisition related expenses (3)	1,532	2,089	504
Plant capacity expansion expenses (4)	32	49	782
Goodwill and other asset impairments (5)	—	—	11
Business optimization projects (6)	550	—	33
Facility closure costs (7)	270	440	218
Other adjustments allowable under the Credit Agreement (8)	(286)	(163)	3,279
Adjusted EBITDA	$102,714	$93,786	$39,761

(1)	Reflects equity-based and other equity-related compensation expense.
(2)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.
(3)	Merger and acquisition related expenses include legal fees, professional fees, bank fees, severance costs, and other employee related costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.
(4)	Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.
(5)	No impairment charges were recorded for the three months ended September 30, 2022 or June 30, 2022. Impairment charges of $11 thousand were recorded for the three months ended September 30, 2021.
(6)	Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.
(7)	Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.
(8)	Reflects miscellaneous adjustments permitted under the Credit Agreement, such as recruiting fees and relocation costs. The three and nine months ended September 30, 2022 also included costs related to weather events and supplier and logistical issues of $1.1 million, severance restructuring of $1.0 million, an adjustment to non-controlling interest of $0.5 million, partially offset by net proceeds of the sale of assets of $1.3 million and $1.7 million related to the gain on extinguishment of debt. The three months ended September 30, 2021 also included $3.3 million of transload shortfall and exit fees.

U.S. Silica Holdings, Inc.
Investor Contact
Patricia Gil
Vice President, Investor Relations
(281) 505-6011
gil@ussilica.com